Exhibit 10.6

Super LLC

420 Lexington Avenue, 7th Floor
New York, New York  10170

As of March 28, 2008

JPMorgan Chase Bank, N.A.	KeyBank National Association
270 Park Avenue	1200 Abernathy Road, Suite 1550
New York, New York 10017	Atlanta, Georgia 30328

Bank of America, N.A.	The Royal Bank of Scotland PLC
Hearst Tower	101 Park Avenue
214 North Tryon Street	New York, New York 10178
Charlotte, North Carolina 28255

Wachovia Bank, National Association
301 South College Street
Charlotte, North Carolina 28288

Re:          Amended and Restated Loan Agreement, dated August 1, 2007, by and among Super LLC (the “Borrower”), certain guarantors thereto (the “Guarantors”), the lenders party thereto (each, a “Lender”, and, collectively, the “Lenders”), and JPMorgan Chase Bank, N.A., as agent for the Lenders (in such capacity, the “Administrative Agent”, and together with the Lenders, the “Lender Parties”) (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”, and, collectively with all related agreements and ancillary documents, the “Loan Documents”), and Letter Agreement, dated as of February 14, 2008, by and among the Borrower, the Guarantors, Centro GA America LLC and the Lender Parties (the “Extension Agreement”)

Ladies and Gentlemen:

Capitalized terms used herein and not otherwise defined have the meanings set forth in the Extension Agreement.

1.             Each of the Guarantors and the Super Entities, jointly and severally, represent and warrant to the Lender Parties as follows:

(a) The Borrower and Centro NP (as defined in the Loan Agreement) have advised the Lender Parties that, effective as of April 20, 2007, the property management business of Centro NP was distributed to Centro New Plan Inc., the Class E member of the Borrower, in accordance with the structure steps set forth on Exhibit A hereto (the “Management Business Distribution”).  Said Exhibit A also sets forth certain reimbursement payments which, as a result of the Management Business Distribution, have been made and, from time to time from and after the date of this letter agreement, will be made (the “Reimbursement Payments”).  The Reimbursement Payments constitute actual and necessary costs and expenses in respect of employment, general and administrative matters and the operation of properties and relating to the property management business of Centro NP (which business was distributed to Centro New Plan Inc. in connection with the Management Business Distribution), in all cases allocated consistent with historical business practices.  Such Reimbursement Payments have been, and will hereafter be, in compliance with the Budget, and shall not exceed the permitted amounts set forth therein.  In order to properly reflect the Management Business Distribution, (i) Centro NP may be restating its financial statements for the second and third quarters of 2007 (the “Centro NP Restatement”) and/or (ii) Centro Properties Limited may be restating its financial statements (the “CPL Financial Statements”) for periods ending on June 30, 2007 and December 31, 2007 (the “CPL Restatement” and, collectively with the Centro NP Restatement, the “Restatements”).

(b) New Plan of Hillside Village, LLC (“Village Center Owner”) is a Super Entity and the owner of Hillside Village Center (also known as Village Center), Smithtown, New York (“Village Center”).  As of the date hereof, Village Center is party to certain documents evidencing a mortgage loan with an outstanding principal balance of  $3,999,324.41 and a stated maturity date of April 1, 2008 (the “Village Center Loan”).  Borrower will cause that portion of the proceeds previously realized on account of the sale of the property commonly known as Paseo del Norte, Albuquerque, New Mexico as is necessary to repay in full the Village Center Loan (together with accrued and unpaid interest thereon as of the date of repayment) to be distributed to Village Center, and Village Center will use such proceeds to so repay in full the Village Center Loan and all interest accrued thereon (the transactions described in this paragraph, collectively, the “Village Center Transactions”).

(c) In furtherance of the delivery of the collateral to the Lender Parties as required by Section 3(i) of the Extension Agreement (as such Section 3(i) is amended and restated below by this letter agreement), the Borrower has, concurrently with its execution and delivery of this letter agreement, caused (a) title to the NP Residual Properties (as defined in said amended and restated Section 3(i) of the Extension Agreement), other than the NP Residual Properties owned by the Existing Property Owners (as defined below), to be transferred to wholly-owned subsidiaries of certain Super Entities (the “New Property Owner Subsidiaries”), (b) the shares, membership interests or limited partnership interests, as applicable, of each of the New Property Owner Subsidiaries and the seven other Super Entities that own NP Residual Properties (such other Super Entities each owning only one NP Residual Property are referred to herein as the “Existing Property Owners”) to be distributed/contributed to Centro NP Residual Holding LLC and (c) the membership interests of Centro Preston Ridge Member LLC (the owner of all of the membership interests of BPR Shopping Center, LLC) to be distributed/contributed to Centro NP Residual Holding LLC and the loan documents evidencing the Preston Ridge Facility to be amended or otherwise modified as necessary to reflect such distribution/contribution and to continue in full force and effect the liens of  the Lender Parties, as the lenders of the Preston Ridge Facility, without interruption (the transactions described in this paragraph, collectively, the “NP Residual Transactions”).

2.             The Management Business Distribution, the Reimbursement Payments, the Village Center Transactions, the NP Residual Transactions and/or any other facts, circumstances or actions described on Exhibit A are collectively referred to herein as the “Restructuring Matters”.  Upon the effectiveness hereof in accordance with paragraph 9 below, the Lender Parties hereby waive (A) any default under the Loan Documents and/or the Extension Agreement, any Event of Default and any Trigger Event, in each case, to the extent that any of the Restructuring Matters or the Restatements (solely to the extent such Restatements relate to the Management Business Distribution) constituted, constitutes or may, when the same occurs or is taken in the future, will constitute such a default, Event of Default or Trigger Event, provided that (1) nothing contained herein is intended to nor shall it constitute the waiver by the Lender Parties of any Trigger Event under Section 3(b)(iv) or Section 3(d)(iii) of the Extension Agreement to the extent attributable to any of the Restructuring Matters, the Restatements or otherwise, (2) no Centro Entity or Super Entity shall provide (or offer to provide) any monetary consideration or grant (or offer to grant) any collateral to the holders of the Senior Notes (as defined in the Loan Agreement) in exchange for a waiver of any default or event of default under the Senior Notes resulting from the Restructuring Matters or the Restatements, and (3) such waiver is conditional upon (x) the prior consent of Centro NP’s auditors to the Centro NP Restatements, and (y) the CPL Restatement being in accordance with the email from Paul Belcher of Centro Properties Group dated 28 March 2008 (11:51 p.m. on March 27, 2008 in the U.S.) (the “Belcher Email”) and attached as Exhibit D hereto, such that all material changes to the CPL Financial Statements are properly described in the Belcher Email, and (B) the applicable terms and provisions of the Loan Documents and/or the Extension Agreement to the extent the same prohibit or restrict any of the Restructuring Matters or the Restatements.

3.             By executing this letter agreement, each of the parties hereto agrees and acknowledges, effective from and after the date hereof, as follows:

(i)            For the avoidance of doubt, the Extension Agreement shall be deemed to include the waivers set forth in the January 14 Letter Agreement, and such waivers remain in full force and effect;

(ii)           Section 3(i), Section 3(j) and Section 3(k) of the Extension Agreement shall be amended and restated in their entirety, as set forth on Exhibit B hereto, and an Exhibit M shall be added to the Extension Agreement, said Exhibit M also as set forth on Exhibit B hereto;

(iii)          The Extension Agreement shall be amended to provide for the addition of a new Section 3(q), which Section 3(q) shall provide as follows:  “without the prior written consent of all of the Lender Parties (which consent has not been provided as of the date hereof), with respect to any Super Entity that is party to any property-level management contract contemplated to have been transferred or subcontracted to Centro US Management Joint Venture 2, LP in connection with the Management Business Distribution, the remittance by any such Super Entity of any payment on account of any management fees, commissions, or any other similar payment(s), including those expressly subordinated pursuant to the terms and provisions of any such contract(s)”;

(iv)          The Extension Agreement shall be amended to provide for the addition of a new Section 3(r), which Section 3(r) shall provide as follows:  “without the prior written consent of all of the Lender Parties (which consent has not been provided as of the date hereof), the guaranty by Centro Super Management Joint Venture 2, LLC of any of the obligations of any of the Centro Entities under the Australian Credit Facility, the 2005 NPA, or the 2007 NPA, as applicable)”;

(v)           Section 4(a)(iii) of the Extension Agreement shall be amended by replacing “March 31” with “April 7”;

(vi)          Part II of Exhibit B of the Extension Agreement (i.e., the schedule of Category 1 Additional Guarantees) shall be amended by adding thereto the guaranty set forth on Exhibit C hereto, which guaranty shall constitute a Category 1 Additional Guaranty;

(vii)         As used in the Extension Agreement (including as modified by clause (ix) below) with respect to the sale of a property (including the sale of a property that is not a Combined Pool Property, the sale of a Combined Pool Property and a Permitted Property Sale), the term  “proceeds” shall be deemed to mean the proceeds of the sale of the applicable property after satisfaction of the outstanding principal amount of, premium or penalty, if any, and interest on any mortgage indebtedness encumbering the applicable property that is required to be paid under the terms of such mortgage indebtedness as a result of such sale and net of reasonable and customary closing costs and expenses;

(viii)        Section 4(i)(x) of the Extension Agreement shall be amended by replacing “Centro Entity” with “Relevant Centro Entity”; and

(ix)           Without limiting the definition thereof contained in Section 4(m) of the Extension Agreement, a “Permitted Property Sale” shall also include the sale, assignment or distribution of the properties listed below (the “Additional Permitted Property Sales”) pursuant to proposals previously submitted to, and approved by, the board of directors of CPT; provided, however, any Additional Permitted Property Sale shall not constitute a Permitted Property Sale if the gross sale price reflected in the corresponding proposal submitted to, and approved by, the Board of Directors of CPT is reduced by an amount that is greater than the lesser of (i) 5% of such gross sale price and (ii) $250,000.  The proceeds of the Additional Permitted Property Sales shall not be subject to the mandatory prepayment provisions set forth in Section 2.1.1(f) and Section 2.4.2(a) of the loan agreement evidencing the Preston Ridge Facility and/or Section 2(a) of the Extension Agreement prior to April 30, 2008; provided that all proceeds of the

Additional Permitted Property Sales shall be retained by the Company Entity that sold the applicable property, and no portion of such proceeds shall be transferred to any other entity or person prior to April 30, 2008.  The properties subject to the Additional Permitted Property Sales are as follows:

1.             Austin Town Center, Austin, Minnesota (owned by Bradley Operating Limited Partnership, an entity that is a subsidiary of Centro Saturn LLC – i.e., “Heritage”)  (sale price - $7,325,000);

2.             Yarbrough, El Paso, Texas (owned by CA New Plan Texas Assets, L.P., a Super Entity)(sale price - $2,800,000);

3.             Socorro, Socorro, New Mexico (owned by CA New Plan Fixed Rate Partnership, L.P., a Super Entity) (sale price - $5,500,000);

4.             Price Chopper Plaza, Rome, New York (owned by Centro NP, a Super Entity)(sale price - $1,450,000); and

5.             Salmon Run Plaza, Watertown, New York (owned by Salmon Run Plaza LLC, an entity that is a subsidiary of Centro Saturn LLC – i.e., “Heritage”) (sale price - $12,000,000).

4.             The Borrower, the Guarantors, Centro GA America LLC and the Lender Parties each hereby acknowledge and agree that this letter agreement shall remain in full force and effect through and including the date of expiration or termination of the Extension Agreement, as such Extension Agreement may be further amended, supplemented or modified from time to time, and shall terminate upon the expiration or termination of the Extension Agreement.

5.             The Borrower and the Guarantors agree not to take or permit to be taken any act or action to cause or that will cause Centro Super Management Joint Venture 2, LLC to become obligated as a guarantor, surety or otherwise with respect to any of the obligations of the applicable Centro Entities under the Australian Credit Facility, the 2005 NPA, or the 2007 NPA.

6.             The Lender Parties hereby agree and consent to the conversion of those certain equity notes issued by Centro Direct Property Fund and Centro Direct Property Fund International (collectively, the “Equity Notes”), which grant a direct or indirect interest to CPT Manager Limited, as responsible entity for Centro Property Trust, in units of Centro Direct Property Fund and Centro Direct Property Fund International, respectively (the “Equity Note Conversion”).  The Equity Note Conversion shall be in accordance with the terms and provisions of the Equity Notes.

7.             Borrower and the Guarantors shall, and must ensure that each Super Entity and their respective advisors shall, involve the Lender Parties and their financial advisor and legal advisors in the restructuring efforts of the Centro Entities and the Super Entities, including, but not limited to, the evaluation and review process of any bids regarding the sale of assets or broader equity recapitalization efforts.

8.             In consideration of the time and effort to be expended by each of the Lender Parties in connection with the matters described in the Extension Agreement and all amendments and modifications thereto (including, without limitation, this letter agreement), the grant of the relief provided for thereunder and hereunder and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrower and each of the Guarantors, the Borrower and each of the Guarantors, each on behalf of itself and the other Super Entities and Centro Entities, respectively, and its and their respective present and former agents, principals, officers, directors, employees, attorneys, subsidiaries, parents, affiliated entities and predecessor and successor firms (collectively, the “Releasors”), each hereby irrevocably and unconditionally releases and forever discharges each Lender Party, its respective affiliates and the officers, directors, employees, agents and advisors of each Lender Party and its respective affiliates (collectively, the “Indemnified Parties”) from any and all claims (“Claims”, which shall be defined to include actions, causes of action, rights, debts, obligations, damages, liabilities, losses, liens, fees, costs, expenses, assertions of lost revenues or business opportunities, controversies, promises, and demands) in law or at equity, known or unknown, ascertained or not ascertained, suspected or unsuspected, that the Releasors ever had, now have, or shall or may have, solely to the extent such Claims arise in connection with or concern any discussions, meetings or information exchange contemplated under the Loan Agreement and/or the Extension Agreement (including this letter agreement), through the date hereof.  The provisions set forth in this paragraph 8 shall survive any termination or expiration of the Extension Agreement.

9.             The parties hereto further acknowledge and agree that, notwithstanding anything to the contrary set forth herein, the effectiveness of this letter agreement shall be subject to satisfaction of the conditions precedent that (a) the parties hereto shall have executed and delivered this letter agreement, (b) each of the Other Bank/Noteholder Group Lenders shall have executed a waiver letter similar to this letter agreement that is in form and substance acceptable to the Lender Parties (the “Other Waiver Letter Agreements”), (c) the relevant Super Entities and the relevant Centro GA Entities shall have executed and delivered to each of the applicable U.S. Bank Group Lenders, at the same time, the Security Instruments, the Payment Guarantees and the Severed Notes (each term as defined in the Extension Agreement unless the definition of such term has been amended and restated on Exhibit B hereof) and all other ancillary documents related thereto that are required to be delivered pursuant to the Extension Agreement (as amended by this letter agreement), each of which shall have become valid, effective and enforceable against each such Super Entity and Centro GA Entity in accordance with their respective terms, and (d) the Lender Parties (as lenders under the Preston Ridge Facility), BPR Shopping Center, LLC, the current guarantors under the Preston Ridge Facility and Centro NP Residual Holding LLC shall have executed and delivered an amendment to the loan agreement evidencing the Preston Ridge Facility in form and substance satisfactory to the Lender Parties.  The Lender Parties hereby agree that the execution and delivery by the Other Bank/Noteholder Group Lenders and the applicable Centro Parties and/or Super Parties of the Other Waiver Letter Agreements shall not constitute a Trigger Event under Section 3(b) or any other provision of the Extension Agreement.

10.           The Borrower and the Guarantors agree and acknowledge that all of the representations and warranties of the applicable Super Entities and the Centro Entities contained in the Extension Agreement are true and correct in all material respects on the effective date hereof immediately after giving effect to this letter agreement, and all such representations and warranties are hereby incorporated by reference and reaffirmed as if set forth fully and in their entirety, with the same effect as though such representations and warranties had been made on and as of the effective date hereof (it being understood that any representation or warranty made as of a specific date shall be true and correct in all material respects as of such specific date).

11.           The Borrower and the Guarantors acknowledge and agree that the Lender Parties have not been involved in any way with the Restatements or the preparation of the financial statements of any of the Centro Entities or Super Entities.  This letter agreement and the transactions contemplated under this letter agreement (including, without limitation, the Restatements (if the same were to occur)) shall constitute part of the Loan Agreement for purposes of indemnification and the indemnification provisions provided therein shall extend to this letter agreement and the transactions contemplated hereunder.  The provisions of this Section 11 shall not limit the indemnification rights of any party under the Loan Agreement.

12.           The respective counsel and advisors to each Lender Party shall continue to receive payment in full of all invoiced costs, fees and expenses as and when required pursuant to Section 1(e) of the Extension Agreement.

13.           Each of the parties hereto hereby represents and warrants that each of the following statements is true, accurate and complete as to such party as of the effective date of this letter agreement:

(a)           such party has carefully read and fully understood all of the terms and conditions of this letter agreement;

(b)           such party has consulted with, or had a full and fair opportunity to consult with, an attorney regarding the terms and conditions of this letter agreement;

(c)           such party has had a full and fair opportunity to participate in the drafting of this letter agreement;

(d)           such party is freely, voluntarily, knowingly and intelligently entering into this letter agreement;

(e)           in entering into this letter agreement, such party has not relied upon any representation, warranty, covenant or agreement not expressly set forth herein and in the Loan Agreement, the Extension Agreement and other documents delivered in connection therewith;

(f)            this letter agreement has been duly authorized and validly executed and delivered by such party and constitutes each such party’s legal, valid and binding obligation, enforceable in accordance with its terms; and

(g)           such party is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has the full power and legal authority to execute this letter agreement, consummate the transactions contemplated hereby, and perform its obligations hereunder.

14.           The person or persons signing the letter agreement on behalf of the Borrower and the Guarantors, respectively, is signing strictly in his/her respective corporate capacity and not in an individual capacity.

15.           The execution, delivery and performance by the Super Entities and the Guarantors, as applicable, of each such entity’s respective obligations under and in connection with (a) the Restructuring Transactions, the Restatements (if the same were to occur), and/or the Equity Note Conversion, after giving effect to this letter agreement and the Other Waiver Letter Agreements and (b) the Extension Agreement, as amended and/or modified by this letter agreement, will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any encumbrance in respect of any property of such entity or any of its subsidiaries under, and indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum and articles of association, regulations or by-laws, or any other agreement or instrument to which such entity or any of its subsidiaries is bound or by which such entity or any of its subsidiaries or any of their respective properties may be bound or affected (including, without limitation, the Other Bank/Noteholder Group Extension Agreements, as amended and/or modified on or prior to the date hereof) other than the liens and encumbrances required to be granted to Bank of America, the Administrative Agent and KeyBank pursuant to the Extension Agreement, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator of governmental authority applicable to such entity or any of its subsidiaries, (iii) violate any provision of any statute or other rule or regulation of any governmental authority applicable to such entity or any of its subsidiaries or (iv) contravene any of its constituent documents.

16.           The Borrower and the Guarantors each hereby represent and warrant that the execution and delivery of the Security Instruments (and the related deliveries required to be provided, as set forth on Exhibit F of the Extension Agreement), the Severed Notes and the Payment Guarantees, and the performance of all obligations of the applicable Super Entities and/or the Centro Entities party thereto including, without limitation, the payment by Borrower of all mortgage and related tax obligations associated with the Security Instruments, in each case as contemplated by the Extension

Agreement (as amended by this letter agreement), shall not contravene, result in any breach of, or constitute a default under any existing contractual or other obligation of any of the Super Entities and/or the Centro Entities.

17.           This letter agreement may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement.

18.           This letter agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights, and remedies of the parties hereto shall be determined in accordance with such laws.

19.           The Extension Agreement shall be deemed to incorporate the terms and provisions of this letter agreement.  The Borrower, the Guarantors and the Lender Parties each acknowledge and agree that, other than as specifically modified by this letter agreement, all of the terms and conditions of the Loan Documents (including, without limitation, all obligations of the Guarantors with respect thereto) and the Extension Agreement are hereby ratified and confirmed and that the Loan Documents and the Extension Agreement each remain in full force and effect as of the date hereof, and constitutes the legal, valid and binding obligation, contract and agreement of the Borrower, the Guarantors, Centro GA America LLC and the Lender Parties.   This letter agreement shall be deemed to be a Loan Document.

[Signatures Pages Follow]

Very truly yours,

SUPER LLC, on behalf of itself and its subsidiaries and affiliates

By:	/s/ Steven Siegel
Name: Steven Siegel
Title: Executive Vice President

CENTRO PROPERTIES LIMITED

By:	/s/ Graham Goldie
Name: Graham Goldie
Title: Director

By:	/s/ Elizabeth Hourigan
Name: Elizabeth Hourigan
Title: Secretary

CPT MANAGER LIMITED, as Responsible Entity of the CENTRO PROPERTY TRUST

By:	/s/ Graham Goldie
Name: Graham Goldie
Title: Director

By:	/s/ Elizabeth Hourigan
Name: Elizabeth Hourigan
Title: Secretary

CENTRO GA AMERICA LLC

By:	/s/ Steven Siegel
Name: Steven Siegel
Title: Executive Vice President

CONSENTED AND AGREED TO
THIS 28th DAY OF MARCH, 2008:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Thomas M. Cosenza
Name: Thomas M. Cosenza
Title: Executive Director

BANK OF AMERICA, N.A.

By:	/s/ Michael W. Edwards
Name: Michael W. Edwards
Title: Senior Vice President

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Daniel P. Stegemoeller
Name: Daniel P. Stegemoeller
Title: Senior Banker

THE ROYAL BANK OF SCOTLAND PLC

By:	/s/ Gauri N. Ketcher
Name: Gauri N. Ketcher
Title: Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Evander S. Jones, Jr.
Name: Evander S. Jones, Jr.
Title Director